Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact Yolande Doctor 412-992-5450 Yolande.B.Doctor@alcoa.com	Media Contact Sarah Ayer 412-965-7622 sarah.ayer@alcoa.com

Alcoa Announces Closing of Ma’aden Transaction

Alcoa receives $1.35 billion of proceeds in Ma’aden shares and cash

July 1, 2025—Pittsburgh— Alcoa Corporation (NYSE: AA; ASX: AAI) (“Alcoa” or the “Company”) today announced the successful closing of the Company’s sale of its full ownership interest of 25.1% in the Ma’aden Joint Venture (the “Joint Venture”) to Saudi Arabian Mining Company (“Ma’aden”), pursuant to a binding share purchase and subscription agreement (the “Agreement”). Alcoa received proceeds of approximately 86 million shares of Ma’aden (valued at approximately $1.2 billion) and $150 million in cash (to be used primarily for related taxes and transaction costs) and expects to record a gain of approximately $780 million in other income in the third quarter of 2025. Consistent with prior transactions, Alcoa reflects gains or losses from non-core asset sales as special items.

Pursuant to the terms of the Agreement, Alcoa will hold its Ma’aden shares for a minimum of three years and can sell one-third of the shares after each of the third, fourth and fifth anniversaries of closing of the transaction (the “holding period”). During the holding period, Alcoa is permitted, under certain conditions, to hedge and borrow against its Ma’aden shares. Under certain circumstances, such minimum holding period can be reduced. Following the transaction, Alcoa owns approximately 2% of Ma’aden’s current shares outstanding.

“While today marks the end of the Joint Venture, the closing of this transaction demonstrates the initial value to our shareholders and enables visibility within Alcoa’s financials until we monetize in the future,” said William F. Oplinger, Alcoa’s President and CEO. “I thank Ma’aden’s leadership and the Kingdom of Saudi Arabia for their partnership over the last 16 years, and we look forward to continued engagement as Ma’aden shareholders.”

The Joint Venture was created in 2009 as a fully integrated mining complex in the Kingdom of Saudi Arabia and today comprises two entities: the Ma’aden Bauxite and Alumina Company (“MBAC”; the bauxite mine and alumina refinery) and the Ma’aden Aluminum Company (“MAC”; the aluminum smelter and casthouse). Alcoa previously owned 25.1% of the Joint Venture and Ma’aden owned 74.9%.

In connection with the transaction, Citi acted as Alcoa’s exclusive financial advisor, and White & Case LLP acted as its legal counsel.

About Alcoa

Alcoa (NYSE: AA, ASX: AAI) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. With a values-based approach that encompasses integrity, operating excellence, care for people and courageous leadership, our purpose is to Turn Raw Potential into Real Progress. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls, media broadcasts, and webcasts.

Cautionary Statement on Forward-Looking Statements

This press release contains statements that relate to future events and expectations about the transaction in which Alcoa sold its interest in the Ma’aden joint venture, including but not limited to Alcoa’s expectations relating to financial impact, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aim,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “projects,” “reach,” “seeks,” “sees,” “should,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa’s filings with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.